QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

        CITY NATIONAL BANK
Moderator: Cary Walker
1-14-03/4:00 pm CT
Confirmation #7507160

CITY NATIONAL CORPORATION
TRANSCRIPT OF JANUARY 14, 2003 CONFERENCE CALL WITH ANALYSTS
AND INVESTORS TO DISCUSS RESULTS FOR THE FOURTH QUARTER AND
YEAR-2002

Operator:	Good afternoon ladies and gentlemen, my name is (Paul) and I will be your conference facilitator today.
At this time, I would like to welcome everyone to City National Corporation's Analyst and Investor conference call to discuss 2002 earnings.
All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer period for analysts and investors. If you would like to ask a question during that time, simply press star, then 1 on your telephone keypad and you will be placed into queue.
If you would like to withdraw your question, press the pound key.
We will ask each questioner to limit the number of his or her questions to one plus one follow-up question.
As a reminder, this call is being recorded and will be available shortly after it is completed on City National's Web site at www.cnb.com.
Thank you. I would now like to turn this call over to Mr. Cary Walker, Senior Vice President and Manager of Corporate Public Relations for City National.
Cary Walker:
Thank you and good afternoon. With me today to discuss City National's highlights for the fourth quarter and year-2002 are Chief Executive Officer, Russell Goldsmith, and Chief Financial Officer, Frank Pekny.

This call will include comments and forward-looking statements based on current plans, expectations, events and financial industry trends that may affect the company's future operating results and financial position.
Such statements involve risks and uncertainties and future activities and results may differ materially from these expectations.
The speakers on this call claim the protection of the safe harbor provisions contained in the Securities Litigation Reform Act of 1995.

For a more complete discussion of the risks and uncertainties that may cause actual results to differ materially from expected results, see the company's quarterly report on Form 10Q for the quarter ended September 30, 2002, as well as the Form 10K for 2001. More detail on this matter will be read at the end of the call.

An earnings release outlining fourth quarter and year-2002 results was issued this afternoon. If you have not received a copy of the release, you can do so by visiting our Web site at www.cnb.com.
After comments by management today we'll open up the call to your questions. And now I'll turn the call over to our CEO, Russell Goldsmith.
Russell Goldsmith:	Cary, thank you very much and thank you everyone for joining today's discussion of City National Corporation's 2002 results.
First let me begin by extending our best wishes to you for a happy, healthy, and prosperous 2003 and thanking you for joining us again today.
This is a new step for us, doing this call today, but as you know City National has always provided full and timely disclosure of its financial results.
We also try to talk regularly with shareholders and analysts and we will continue to do so going forward.

Today, however, marks the first time we've held a conference call to announce quarterly or year-end earnings. This is something that, as you know, a number of companies do and our shareholders and some analysts have occasionally suggested the idea to us.

So we thought, starting today, we would host a conference call each quarter to announce our financial results and take questions. We think by doing this we can reach more people, more rapidly, and that we can make the information accessible for a longer period of time before the markets open because it'll be up on our Web site for a while.

Okay, let's talk about our performance. I'm sure most, if not all of you, have seen the release. City National's business in the year 2002 was quite good and is reflected in the fact that we are reporting our seventh consecutive year of record earnings.
On a comparable basis our net income was up 15% to $183.1 million. EPS grew 10.6% over 2001.

Many of you have heard Frank Pekny and I talk about City National's commitment to consistent, quality earnings growth. I'm very proud to say that over the last five years, including 2002 now, our net income on a new GAAP basis has grown at an annual compounded growth rate of 17.5%.
The consistent quality earnings growth of City National Corporation reflects a solid track record of business growth, a successful business model, strong markets, and a terrific team of colleagues.

Again this year our growth was fueled by bringing in new key clients at levels that met or exceeded our goals and maintaining very high levels of client retention, by hiring talented individuals to join our team, and by expanding our presence in the San Francisco Bay Area with the purchase and successful integration of Civic BanCorp.

Let me briefly review the key elements of our 2002 business results, which are in our release in more detail.

Average assets and loans were up 17% year over year. Average deposits grew at an excellent 22% year over year pace. And core deposits, which is a key component of higher profitability, grew at a truly remarkable 32% year over year rate. These increases enabled us to shift to even lower-cost funds in a declining interest rate environment and to maintain one of the industry's highest net interest margins of 5.3%.

As everyone on this call knows, economic conditions remained uncertain during the second half of the year and as a result we did see somewhat less loan growth. In fact, fourth-quarter loan growth was offset by pay-downs, charge-offs, and some loans we pushed away in one way or another due to our credit quality precautions.
Credit quality presented us with significant challenges in 2002. Non-performing assets grew, charge-offs nearly doubled from a year ago, and our loan loss provision went to $67 million.

These increases reflected both a slow growing economy and our continuing efforts to reduce our exposure to some well known higher-risk portfolios that we've been successfully working our way through, such as syndicated non-relationship and media telecom. These loans have produced a disproportionate number of charge-offs for us, as most of you know.
I'm pleased that our orginated or relationship portfolio, which is the overwhelming bulk of our portfolio, has continued to perform well.

In 2002, City National welcomed Chris Warmuth, a highly qualified, very effective Chief Credit Officer. Chris has taken a fresh look at our credit systems, our credit culture and our loan portfolio, and has taken some meaningful steps to make a good system even better for 2003.
I'm also pleased to report that we grew assets under management or administration to $19.5 billion.
Assets under management declined only slightly to $7.4 billion in 2002, but that was really a reflection simply of lower money market balances as we saw funds move to demand deposits.
New business in trust and asset management, including at our affiliated firm Reed, Conner and Birdwell, offset declines in asset values caused by lower market values overall.
In February, we completed the acquisition of Civic BanCorp doubling our Bay Area assets to around $1 billion, which is about 9% of the company's total assets.
Through 2002, we continued to invest in our business model, which is working well, and continued to invest for the future.

We made a meaningful investment in enhancing our capabilities in wealth management, particularly in the personnel area, most notably recruiting Shelley Thompson to head our internal wealth management and trust activities.

Also in the fourth quarter, we opened our first private banking office in New York City.
We also remain mindful of capital management opportunities, and repurchased 1.4 million shares in 2002, 1.2 million of which were purchased during what was a very active fourth quarter for us.
Let me give you another slant on 2002. I've often found that banks tend not to talk about revenues, but let's take a look at revenues.

Our revenues—net interest income plus non-interest income—grew 17% in 2002. So even in the face of a slow growing economy, our revenue growth equaled the five-year compounded annual growth rate that we posted between 1996 and 2001.
On an overall basis, 2002 revenue growth, even with lowered interest rates, more than offset our higher expenses and investments, and allowed us to further improve our already strong efficiency ratio.
We ended the year with a ratio of 49.2%, an improvement from last year's 51.9%.
These higher revenues were robust enough to cover our higher credit loss provisions and still produce what we think is an impressive 15% increase in net income.
In short, 2002 reflected real accomplishments by the entire City National team both in the short term and building for the long term. And we have positive results to show for all that we did.
We continue to solidify our position and our opportunity as California's premier private and business bank.
Now let me turn it over to Frank Pekny to summarize some of the other financial highlights for this period.
Frank Pekny:	Thank you Russell, and good afternoon everyone. Let me also extend my best wishes for a very good 2003.
In a year when loan growth was generally weak, City National posted a 17% increase in loans—growth that came fairly evenly from all four loan categories.

Average commercial loans were up 14%. Our construction loan portfolio on average grew 24%. Keep in mind that about 93 percent of our $651 million in construction loans are extended to customers and clients in Southern California.

For those of you who are keeping track of acquired versus our own internally generated business, the average loan growth for 2002, excluding Civic, was about 13.5% as compared to the total 17% growth that Russell mentioned.

Russell referred to the slow growth in the fourth quarter and I'd like to emphasize that in addition to placing continued emphasis on credit quality we were also making improvements to our loan pricing models and focusing our colleagues on attaining a higher yield through sound portfolio management. Coupled with the weaker economy, these factors did constrain 2002 loan growth.

We believe that in this kind of an economic environment these are the right things to do. And while we're still doing that we just need to have patience in working through this cycle.

Keep in mind also that we do anticipate that loan growth will take place in 2003, at a little slower pace than the 17% rate for the year as a whole but at a faster pace than we experienced in the fourth quarter.
Average core deposits for the full year and for the fourth quarter of 2002 compared to last year's comparable periods increased about 32%.
Our average total deposits grew 22% as Russell pointed out. And again, without Civic we would have had about an 18.5% increase in deposits.

We see some seasonality impact in these numbers as indicated in our release. We don't expect the growth for next year to be quite as high as the rates we just experienced for obvious reasons, including the fact that many if not most of our clients who are on analysis have adjusted to the lower earnings credit rate—a rate that's obviously down considerably from what it's been in the past and has reached the low—almost the lowest in 40 years.

This very strong deposit growth allowed us to significantly reduce our higher-cost funding sources, as Russell pointed out, including CDs. And in a period of flat to down interest rates we were able to increase our margin from 5.26% last year to 5.30% this year.
During the fourth quarter our margin fell to 5.17%, 18 basis points less than what we had in the third quarter of 2002.

The decline is consistent with the 50-basis-point reduction in early November that we experienced in rates, and obviously also was impacted by the fact that there was a fairly good amount of excess liquidity in the fourth quarter that also added downward pressure to the margin.
All of this loan and deposit activity is reflected in the declining loan-to-deposit ratio, which stood at 90% for all of 2002 compared to 95% in the preceding years.

As you are also very much aware, we committed to increasing non-interest income years ago and have worked diligently and invested in both new product capabilities as well as the talent that Russell mentioned.
These efforts enabled us to report 32% higher fee income for cash management and 22% higher international fee income for 2002 compared with 2001.
And although stock portfolios generally have been declining in value, as Russell pointed out, our asset management fee income grew 5% in 2002 compared with 2001.

For the fourth straight year we're very pleased to see that more than 50% of the new business in wealth management came from new business that was generated from existing clients on the banking side.
Let me make you aware of a couple key facts, if you will, on the credit side.
Our non-performing assets, as Russell mentioned, grew and they stood at 90 basis points of total loans at year-end.
They included about $21 million in outstandings, or about 30 basis points related to those higher-risk portfolios that have and continue to diminish in size.
Keep in mind that these higher-risk loans add up to slightly more than 1% of our total loan portfolio of $8 billion.

Total charge-offs of 69 basis points this year include 32 basis points from these same diminishing portfolios, reinforcing what Russell said about the disproportionate effect that they have had on our total results.

While we obviously are responsible for all charge-offs, which by the way averaged 30 basis points over the last six years, our originated portfolio continues to perform quite well, averaging only 12 basis points over this period of time, but increasing to 37 basis points in 2002.
All of these statistics, we believe, indicate a portfolio of reasonably good quality over a longer performance period.

Keep also in mind that our reserves, which stood at 2.06% at year-end cover the single-family portfolio of $1.7 billion and that the average loan-to-value ratio of that portfolio continues to be about 57% at the time of origination.
Obviously that ratio would be lower today, but the portfolio continues to perform exceptionally well.
And lastly, to reiterate what's been said earlier, our emphasis on credit quality and portfolio management will continue throughout 2003.
I couldn't conclude without mentioning something about expenses. Our full-year increase was 11% over 2001 on a comparable basis after considering goodwill.

In the fourth quarter of this year we undertook some successful collection activities which increased professional expenses. We opened and staffed our private banking office in New York, upgraded some facilities and technology systems, and had some of the usual fourth-quarter-type items.

We remain committed to expense control, but we and you should recognize that we need to spend carefully and wisely in order to keep improving our delivery systems and keep them at a level that we believe is appropriate to the unique brand of private and business banking that we do.

Let me add one other comment and that has to do with stock-option expensing. We have not adopted FAS 123 or 148, which address but do not mandate the expensing of stock options. We continue to study the alternative proposals and hope that the industry will put something forward so all of the financial institutions can at least be measured appropriately and on a comparable basis.

We've been granting stock options as part of our overall pay-for-performance compensation program for many years. In our 10K for the last year we disclosed that our program reduced reported EPS for 1999, 2000 and 2001 by about 5%. The impact for 2002 will be about 5% again.
Accordingly, our year-over-year EPS and net income growth rates would not be different from those which have been reported.
With that, I'd like to turn it back to Russell for some additional comments.
Russell Goldsmith:
Thanks, Frank. Looking to 2003, in the news release you'll find our guidance. As we have been doing in the past we try to provide relevant information about the business activities that drive our results.
This information includes projections for our loan and deposit growth, net interest margin, non-interest income and expense, income tax rates, and loan loss provision, based on what we can see today.
You'll also find our expectations for EPS growth at this time.

We recognize there are trends in financial reporting and corporate disclosure that are developing to handle this somewhat differently and we're evaluating the question of whether EPS guidance is something we should continue to provide.

We thought that it was helpful and so we've chosen to continue to provide it and would welcome the thoughts of those of you on this call in the next several months as we continue to stay abreast of reporting and disclosure trends.

As you'll see, looking to this new year, we are cautiously optimistic. Even with our solid growth of recent years we still here in California have a very small share of a huge and growing market. We can continue to retain our clients and deepen our relationships with them as we have been.
We can keep adding new key clients—our private and business banking clients—in ever greater numbers each year as we have been doing for the past seven or eight years.
We can deliver on our emphasis on credit quality, which we have been doing in our originated portfolio.
And we should, I believe, in 2003 again deliver very solid results for our shareholders.
With that said and with the release in front of you, Frank and I will be happy to take questions.
So if the operator would queue them up, we'll get started.

Operator:	At this time I would like to invite questions from analysts and investors. We're asking each participant to limit the number of his or her questions to one plus one follow-up question if necessary.
Your first question is from Mr. Adam Barkstrom with Legg Mason.
Adam Barkstrom:	Sorry, the one-question restriction rule I don't think is going to work, but if I can flatten you with two quick ones.

Frank, could you walk us through—you've got some pretty specific net-interest-margin guidance for next year. First, I was curious if you could share the monthly October, November, December margin numbers with us.

And then if you could give us some of your input for some of your assumptions, i.e., rates. What rate scenario are you assuming for next year to drive your margin guidance? It seems a little overly conservative.

And then the second question I have, just real quick, as I calculate it, it looks like net new NPA flow from third quarter to fourth quarter rough cuts about $33 million. I was wondering if you could give some details as to what's in that number. Thank you.
Frank Pekny:
With regard to the net interest margin, without going into excruciating detail, obviously the results for the month of October, prior to the rate change, were more comparable to the 5.35% and then we had slippage in November as the rate impact took effect and again in December.
And as I mentioned to you there was some impact with the reduction in terms of excess liquidity.
To put that 18 basis points in perspective, about 10 basis points of it came from compression with regard to the rate change, and about 8 basis points came from excess liquidity.
We would expect that both of those items will be positively impacted going forward and—but we're not going to get it all back.

If you take a look at our expectations for 2003, we believe that growth, which will be more moderate than it has been in the past, nevertheless is going to come by way of an even spread, we hope, throughout the year.
We would expect that rates are going to be flat for the majority of the year and that there will be some increase towards the end of the year.
And there are several different scenarios that we have in place for that. But it would be a moderate increase by the end of the year.

And, you know, we're going to be subject obviously to a little bit of runoff from swaps that we have on the books. We may or may not replace those swaps. And on the other hand we believe that obviously there's going to be some repricing issues here and that'll have an impact.

So, you know, you put all of that into your washing machine, you spin it around a couple of times and you get some moderate compression off of that 5.3% number. We said 5 to 15 basis points downward. That's our best perspective at this point in time. Things could obviously come out different than that.

Adam Barkstrom:	Okay. And did you have the monthly margins for October, November, December.
Frank Pekny:
I don't have them right here in front of me. But as I said it would probably be right around 5.33% or 5.34% for October and came off and then obviously it was low—I think it was about 5.17% in December if I remember correctly Adam.
Now your question about NPAs.
Adam Barkstrom:	Right.
Frank Pekny:
We had indicated in the 10Q, when we released it, that we thought that loans that were suspect for non-performing, I think we indicated a number of about $29 million in there. Obviously the number came in a little bit less than that, and we had some items move through that portfolio.

There were increases in the number of credits that were coming out of the portfolio related to the what we're now calling purchased syndicated telecom and media. And there were a couple of others obviously that came out of the regular portfolio.

At this point in time, with regard to the year-end numbers, about 27 or 30 basis points of the total are non-accrual and relate to what we're calling the purchased syndicated media and telecom and the syndicated non-relationship. And the rest of it's the regular portfolio.
Operator:	Your next question is from Mr. Brock Vandervliet with Lehman Brothers.
Brock Vandervliet:
Thanks very much. If you could just comment on a couple of the expense items. Can you give us a sense of what may have been non-recurring in terms of professional services? And is occupancy up at a—is that reflective of a new run rate with the New York office open? Thanks.
Frank Pekny:	Well, the expenses for the fourth quarter jumped about $6 million.

The biggest piece of that was in the professional category. And within this category there's some consulting—a minor amount of consulting in there. Some of it had to with the opening of the office in New York.

The biggest piece in there had to do with what we would say would be a more aggressive approach on some credit collection activities. And while we'd like to think that some of that would not repeat itself going forward, I think in the conduct of our day-to-day business we have to expect some level of expense in that particular area.

The occupancy expense is not only related to New York, it also had to do with a number of projects that just didn't get completed until the fourth quarter with regard to downsizing and right-sizing some of the space that we have in the banking system.
The fact of the matter is that expenses in that particular category were less than what we had planned for the year.
And you see there's another category there, marketing is up a little bit. Some of that has to do with a little bit more activity in the fourth quarter in terms of just cleaning up some things.

A couple of the other categories, the personnel costs went up a little bit, as Russell mentioned. Some new people came on board and obviously we staffed the New York office.
Brock Vandervliet:	Thank you.
Russell Goldsmith:	Thanks, Brock.
Operator:	Your next question is from Roz Looby with CSFB.
Roz Looby:	Thanks. Good evening gentlemen.
Russell Goldsmith:	Roz, it's good to hear your voice again.
Roz Looby:
Nice to talk to you Russell. A quick question on your loan growth guidance. I mean obviously you had excellent loan growth this year of 13.5%—certainly better than most banks experienced. And yet you're looking for a rate that's essentially half that in 2003, and most of us are expecting we might see some level of recovery in commercial loan demand.
Can you talk about how much more pruning you're going to do on the credit side and how much that is a factor in what you're expecting in terms of loan growth? And then I have a follow-up question.
Russell Goldsmith:
Okay. Well as usual good question. I think that, you know, you're looking at a net number on loan growth so that our actual inflow of additional loans would be a somewhat higher number than that. You are seeing people in this kind of environment make more of an effort—and we've been dealing with this for I'd say the better part of two years—trying to pay down their loan balances. A certain amount of belt tightening as people try to be a little more cautious in light of some of the uncertainties in the world today.

I also think that we see the mortgage robustness diminishing a bit. A lot of what you've seen I think across the country if somebody has not refinanced their home at least once, they've probably been asleep. And so I think that factors into it a bit.
And you can see the aggregate size of our single-family mortgage portfolio. The growth on that has diminished somewhat.

And I think also, as we've said in this environment, at least as we look at it today, we want to be sure that we're being careful both on a credit quality side and a pricing side so that we're being fairly compensated and protected for risks that might be involved.
So I think that when you put that all together, it's our sense, at least at this point, that this is a fair estimate of what we'll see on a net basis.

Obviously we hope to see some of the syndicated non-relationship credits work their way out of here, which will bring the total down a bit in terms of total loans. And you may see a few more loans getting pushed out, although I don't anticipate too much more from here at this point.

Roz Looby:
Okay, that's helpful. One follow-up question on the inflows into the NPAs. You mentioned that some of them came from the syndicated higher-risk portfolios and some of them were from the regular portfolio. Can you elaborate on what areas of the regular portfolio you're seeing weakness in that's ended up in NPA?
Russell Goldsmith:
Yes, we look at that rigorously for any hint or sign of a trend. And there really is not one. The real estate side has been fantastic both in the single-family mortgage portfolio as well as commercial real estate.

Those portfolios have not indicated any extent of weakness. It's coming out of the commercial portfolio, and there isn't any one particular type of sector that is causing those problems. We don't see that being an issue there. You know, there's a credit here, there's a credit there and unfortunately they aggregate up to a little more than we'd like them to.
But there isn't a category that all seems to be going bad.
Roz Looby:	That helps. Did you write any of these off as you put them into NPA?
Frank Pekny:	I'm sure there were some adjustments that were made to a couple of those credits, yes.
Roz Looby:	Okay. All right, thanks very much guys.
Russell Goldsmith:	Thank you.
Operator:	Your next question is from Mr. Brian Harvey with Fox-Pitt, Kelton.
Brian Harvey:
Thank you, good afternoon. Just had a question following up on Roz's question on the relationship NPAs this quarter. Just using your numbers there, it looks like about $50 million of the NPAs would be organic or homegrown non-performing assets. Can you give me what the change was on a linked quarter basis in that portfolio?
And can you just talk about size wise what's in that whole $72 million? Are there any large credits in particular?
Frank Pekny:
Well, Brian, taking the portion that is attributable to the media and telecom portfolio and to the syndicated non-relationship, there are seven credits in total there and it aggregates about $20 million, $21 million, $22 million. And just to follow up on what Roz said, some of those credits are with a charge-off on some of those as they moved into that particular category.

That leaves you with about $50 million. And there are—it's made up of a variety of different kinds of credits as we've just mentioned. There are some loans that could conceivably be greater than $5 million in there. And, you know, we haven't—I haven't got the number of loans that are in that particular group. That moves from $22 million, $23 million or something like that at the end of last year up to that $50 million number of 2002. I don't have in front of me the numbers from the prior quarter.

We'll go ahead and, as we have in terms of the non-accrual, we'll break those down as we have been breaking them down in our 10K and give you greater visibility into that in terms of the categories of those credits.

Brian Harvey:
You also—last question, do you know what the potential problem loans were at December. You said they were $29 million at the end of September. Do you have that comparable number as it stands right now?
Frank Pekny:	No we don't. We typically don't put that together until we start the 10K.
Brian Harvey:	Okay, thank you.
Operator:	Your next question is from Mr. Joe Morford with RBC Capital Markets.
Joe Morford:
Thanks, good afternoon everybody. Two quick questions. The first is just a clarification. You talk in the guidance for EPS of 8% to 10% growth. I just wanted to confirm that is off the $3.56 EPS number that you reported this year.
Russell Goldsmith:	It is, Joe.
Joe Morford:
Okay. And then secondly, I just wondered if—again, on the credit quality, if you could just kind of comment generally or directionally about what's been happening with classified and criticized trends over the last couple of quarters. Are they increasing? Are they—are you seeing signs of any kind of plateau at all?
Russell Goldsmith:	Joe, we have not commented on criticized classified credits.
Joe Morford:	Okay.
Russell Goldsmith:	It's not something that we've given guidance on in this past and we aren't prepared or thinking about doing it as we go forward at this point in time.
Joe Morford:
Maybe just a follow-up. You talked about slower loan growth. Are you seeing, you know, some softening more recently in the Southern California economy recently, and any comments on the current outlook from your vantage point?
Russell Goldsmith:
You know, I touched base with some of our guys just in the last few days and this is subtle stuff, you don't want to read too much into it, but I don't think there's a sense that the economy in Southern California is materially different today from where it was 30 days ago. This economy is growing. There are a lot of positives in the economy.
In Southern California, there are facts on the ground versus the psychological.

We have the number-one port in the nation. The strike—the walkout, whatever you want to call it—got resolved, which I think is a big shot in the arm for this region. Defense spending is clearly on the upswing. The entertainment industry had a better year in 2002 than it did in 2001.

Housing has continued strong. We touched on what we're seeing in commercial and construction and real estate. That's very solid. There are lots of positives in the Southern California economy, which continues to grow.

I think really more what we're seeing is—and we've been talking about this and I think you may have heard Frank or I say this but we've been seeing this for some months, it's a psychological thing. You know, when people are wondering whether the country's going to go to war with Iraq or what the tax policy of the United States is going to be or whether the broader economy is going to grow or not grow—to say nothing of what the stock market has done—it's more of a psychological thing.

More often than not when we ask our clients and they talk about all these macro factors and then you get to their business, the answer, pretty much across the board has been "my business," is actually "pretty good" or "very good," or "not bad."
So I think there's some pent-up demand in there that will help facilitate some of the loan growth we're looking forward to receiving.
I think we also anticipate, as I said in my opening comments, that we will get even more new clients this year than we did last year. And that will help give us some loan growth.
If and when things change in a macro sense I think some of that pent-up demand will be shown but we've not tried to forecast or guesstimate what that might be.
Joe Morford:	Right. Okay, thanks so much Russell.
Russell Goldsmith:	Thank you, Joe.
Operator:	Your next question is from Jed Gore with Sunova Capital.
Jed Gore:	Hi, thanks gentlemen for hosting a conference call, we appreciate it. Just want to be clear, basically what you're saying is the core non-performing assets were actually flat sequentially?
Frank Pekny:	No. From...
Jed Gore:	Well I have $55.6 million in the previous quarter.
Frank Pekny:
There was some of the syndicated non-relationship stuff in there at that point. It all didn't come in the fourth quarter. Some of it was in that second category because there was a slight increase on both sides of the coin.
Jed Gore:	Got you.
Frank Pekny:	Okay.
Jed Gore:	Say Frank, this is what happens when you split out categories. People start asking about them.
Frank Pekny:
Well listen, and we appreciate—I'm sure there's going to be a question here before we get done on that particular item. So before it gets asked let me just tell you that, you know, we did that in terms of trying to make sure that people remain focused on the right elements of that portfolio. And that is that this purchased syndicated stuff is the higher risk. The other category is essentially middle-market kinds of credits. And the first one we would hope would continue to go down over a period of time and we may actually see some increases in the other, as it's really our bread-and-butter kinds of customers.
Jed Gore:	Right. Well we appreciate the disclosure. Thank you.

Frank Pekny:	You're welcome. Thank you.
Russell Goldsmith:
And I would just emphasize—and it's in the release—we've talked about the proportionality, the telecom, media numbers are in the release and it has come down to a relatively small percentage of our total portfolio.
Should we go to the next question?
Operator:	Your next question is from Mr. Campbell Chaney with Sanders, Morris, Harris.
Campbell Chaney:	Thanks. My questions have been answered.
Russell Goldsmith:	Well it's nice to hear from you though.
Frank Pekny:	Yes, Campbell, thank you.
Campbell Chaney:	Well now that I have the line, can I—can you give us an update on the loans that you classify held-for-sale. How much of that is left, if any? And what are the classifications?
Frank Pekny:	There are two credits that are left there in that particular category. And I believe they're both performing, and we continue to look for the right opportunity to move those credits along.

If you recall from September 30 we had five, we eliminated three. We had a small adjustment with regard to the remaining amounts and we would hope that we could move those last two along expeditiously here.
Russell Goldsmith:	We show those as having a balance of $17.7 million at year-end.
Campbell Chaney:	Great, $17.7 million. Great, thanks a lot.
Operator:	You have a follow-up response from Mr. Brock Vandervliet with Lehman Brothers.
Brock Vandervliet:
Thanks very much. I was wondering if you could just comment on the provisioning guidance, $60 million to $75 million. It doesn't look like, based on those numbers, you're expecting much in the way of credit improvement at all in the coming year. Thanks.
Frank Pekny:
It's a good question Brock, and we have spent a fair amount of time focusing on that. We'd obviously like to think that things will improve and that the provision would not be at those levels. But we're also very practical. The economy is slow, but hopefully is going to pick up a little here.

You've still got a portfolio of syndicated and this purchased syndicated portfolio and the telecom and media area which is what it is. It's not all this—you know, we've broken it down and we've given you some visibility into it. But nevertheless it is leveraged credit and we're going to continue to have to deal with that as we go forward.

And on the other side of the coin, you have the loan portfolio of just under $8 billion if you exclude that, and we're realistic. We know that there are going to be some customers who are not going to be able to meet their obligations when they're supposed to.

So, we put all that together and we concluded that the range, the $60 million to $75 million probably is appropriate for this year. There's not a great deal of magic in it. And as somebody today, this is an art, not a science, in terms of trying to look carefully at what's there and come up with our best guess.
Operator:	Your next question is from Mr. (Steve Berman) with Stein Row.
Steve Berman:
Yes, thank you. Could you just talk about the benefits that you received with the hedges in 2002, which were twice as great as they were in 2001? What are your challenges, and what are the major issues there looking at 2003?
Frank Pekny:
Steve, on Page 4 of the release you see that we talk about what we've done with plain vanilla interest rate swaps. The income from the cash flow swaps, which was about $18 million for this year, is expected to tail off next year.

The other swaps should continue to produce a similar amount of income that they did last year. We use swaps, as you well know, to try to help manage our interest-rate risk, and we're looking constantly at whether or not we should replace some of those swaps in an appropriate market environment, and we have replaced some of those swaps already.
We could allow them to run off as we see the economy coming back and interest rates starting to gradually ease up toward the tail end of the year.
So if that happened—obviously being as asset-sensitive as we are, moderately asset-sensitive—we would compensate for the fact that these swaps are maturing.
It's a matter of balancing. We fully expect some of the deposits we have today would go back down and we'd be a little bit less asset-sensitive.
Some of that liquidity would also dissipate, and we'd be a little bit less asset sensitive.
So, you know, we feel that the swaps we've got in place right now that we've had have served us very, very well. And we'll continue to use those instruments going forward as we see fit.
Steve Berman:	And the whole purpose of it was essentially to protect against the asset-sensitivity you have because of the declining rate environment.
Frank Pekny:	That is correct.
Steve Berman:	And now that we're in a flat-rate environment it would sort of seem like there isn't much opportunity here other than increase your asset sensitivity and hopefully you get the timing right.
Frank Pekny:	Actually the swaps would decrease the asset sensitivity and sometimes, depending upon the interest-rate environment, the swaps will actually add to net interest income.
Russell Goldsmith:
I think it's important to reiterate that our goal here is really to try to moderate our inherent asset sensitivity by having such strong demand deposits, and that we work hard to stay within a band of around 5% of neutral.

To the extent that one concludes that interest rates may rise this year, and we're not really taking a strong position on that, then our inherent asset sensitivity is going to help us expand the margins since the bulk of our portfolio is going to see an expansion in margin as rates rise.
Steve Berman:	Thanks.
Russell Goldsmith:	Thank you.
Frank Pekny:	You're welcome.
Operator:	Your next question is a follow-up response from Mr. Adam Barkstrom with Legg Mason.
Adam Barkstrom:
I think on the margin question, can you talk about, for instance, what's the total notional value of the swap position at year-end? And maybe stagger that out the next six months and a year. Out of that notional value, what has the potential to either run off or reprice? And is there some thought of running some of this stuff off going into the end of '03, '04 where, you know, pretty much expect rates to start climbing upward to some degree. Is there any quantifiable framework you can put that in?
And then just a couple of nit-picks—or a couple of just picky things. Can you break out investment management and trust fees?
And in the press release, is the number of total syndicated non-relationship loans released in there. Thanks.
Frank Pekny:
Let's take the second question first. We stopped reporting the amount of syndicated non-relationship corporate loans because the number's so small, Adam. We're not going to report that number as we go forward here.
Adam Barkstrom:	No, but the balance is what?
Frank Pekny:	It was about $30 million, and it may have gone down a little bit since then. So it's down to where it's less than 1/2 of 1% of the portfolio.
Russell Goldsmith:	They're just in the total loan portfolio.
Frank Pekny:	They're in the total loan portfolio. They're not in that purchased syndicated media and telecom portfolio because they're not media and telecom credits, Adam. Remember, they were corporate loans.
Adam Barkstrom:	Right, okay.
Frank Pekny:	Just to go back for a quarter, it was $48 million in total and $16 million of it was media and telecom. That made it $32 million. And $32 million against $8 billion is just not worth talking about.

To try to get to your other question on margin: Some of this information you're asking for we will put into the 10K. And obviously it will become a little bit more apparent in terms of the details in the asset-liability analysis that we do in there.

The fact of the matter is the swaps have always been laddered in over about a 1 1/2 to 3 year period of time. That's what we have maintained here.

So you're going to have maturities. I believe the portfolio was somewhere in the neighborhood of $750 million. Don't hold me to that number. But in that range of notional non-outstanding at this point in time.
Adam Barkstrom:	Say that last point again.
Frank Pekny:	I think it's about $700 to $750 million of notional value of the swaps. And it's split between the two different categories: either hedging loans or hedging liabilities.
Adam Barkstrom:	Okay. But either way the bottom-line effect's the same.
Frank Pekny:	Pardon?
Adam Barkstrom:	Either way the bottom-line effect is the same, correct?
Frank Pekny:
That is correct. It enhances the bottom line. It retakes your liability out there, which is the subordinated debt, and reduces it to a LIBOR rate now, which is obviously less than what we borrowed the money at.
And on the asset side, it replaces the differential. As prime came down and LIBOR came down we maintained the levels that we had originally put on the books.
Adam Barkstrom:	Got it. And then the last question was the asset management/trust breakout.
Frank Pekny:	That will be in the 10Q—in the 10K rather.
Adam Barkstrom:	Okay, thank you.
Operator:	Your next question is from Ms. Jennifer Demba with Robinson Humphrey.
Jennifer Demba:	Good afternoon. Could you talk about what your appetite is for further buybacks in the next few quarters?
Russell Goldsmith:	Well, I think that we demonstrated our approach in 2002. Obviously, there are only certain periods in the course of the year when we can go into the markets. We try not to disrupt the markets.

But when we've seen opportunities to enhance overall shareholder value, we've stepped in. The pricing, which is in the release, shows the levels that we've come into the market. But at the same time, we don't really comment as to when we might go in. We have a program that gives us the ability, as approved by the board, to buy back additional shares.
I think several hundred thousand shares remain authorized. And as market conditions permit, I would anticipate that we would proceed with that program consistent with our pattern in the past.
Jennifer Demba:	Okay. Could you also talk about the hiring of Shelley Thompson and the goals she'll have over the next couple of years.
Russell Goldsmith:
Sure. I think that Shelley Thompson's arrival, along with a number of other people that we've brought into our asset management and private client services business, is part of a long-term multi-year program that has been successful in growing and enhancing our capabilities in wealth management.

As I mentioned, we're up over $19 billion today in investment assets under management or administration.
I think Shelley brings to City National a proven track record, great expertise, and she can enable us to take the delivery of our wealth management and private client services to the next level.

As our franchise has expanded into the Bay Area as well as throughout Southern California, now in New York, we felt this was a good time to expand our team in the private bank and the wealth management area in an effort to serve our clients and keep up with and pull more assets under management into City National.

At the same time, Vern Kozlen, who had been running this area, has taken full-time responsibility for the external asset management firms, most notably to date Reed, Conner and Birdwell, which has been a successful step for us and for them. And we see that as an area with potential growth for us as we continue to look for selective focused external asset managers both as a good component of the assets and income of City National Corporation and as a way to offer our clients discrete, high-performing, investment boutiques.
Jennifer Demba:	Great.
Russell Goldsmith:	My pleasure.
Operator:	Your next question is from Mr. Adam Compton with KBW Asset.
Adam Compton:
Hi, gentlemen, good afternoon. Quick question. When I'm looking at fourth quarter relative to third quarter, you guys had great deposit growth, but loans were kind of flattish so it makes sense that the liquidity portfolio moved up some. What I'm thinking about is that this year it looks like loan growth and deposit growth should be a little bit more evenly matched. So when I'm thinking about the investment portfolio, should that level off sometime here?
Frank Pekny:
Well, I think you're right on the premise because our view would be that a lot of the movement on the deposit side has occurred. There's obviously a growth in terms of new clients and gathering assets that occurs.
But if you looked at our projections, we see them both normalizing at lower growth levels but still positive, attractive growth levels.
Russell Goldsmith:	And under that theory, as you correctly point out, securities would not grow very much.
Adam Compton:	Thank you.
Russell Goldsmith:	Thank you.
Operator:	Ladies and gentlemen, that's all the time we have for questions. I'd now like to turn the conference over to Mr. Goldsmith for closing remarks.

Russell Goldsmith:
Well, I'd just like to thank whoever's left on the call for joining us this afternoon. We think that California's economy has many strengths. And while there are challenges, even here in California on a day when the temperature approached 72 degrees and people were outside having a good time, we're confident in the California economy. Here in Southern California, which accounts for 90% plus of our assets, and in the slower growing Bay Area economy and in New York, where we now have a small new toehold, we think that all that we've done this year for 2003 will result in continuing our record of growth.
We appreciate your taking the time today. Obviously if there are further questions, we're happy to make Frank and Heng Chen and myself available and look forward to speaking with you again.
Frank Pekny:	Thank you all very, very much. We appreciate your questions, and look forward to talking to you soon.
Russell Goldsmith;	Thank you and good-bye.
Operator:	Thank you ladies and gentlemen for your participation.

City National Corporation would like to remind our listeners that this call contained forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition and its results of operation, business, and earnings outlook.

These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause results to differ materially from those contemplated by such forward-looking statements.

These factors include changes in interest rates, significant changes in banking laws or regulations, increased competition in the company's market, higher than expected credit losses, earthquake or other natural disasters impacting the condition of real estate collateral, the effect of acquisitions and integration of acquired businesses, unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, unknown economic impacts caused by the State of California's budget, economic uncertainty created by increasing unrest in other parts of the world.

Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or further decline in capital and consumer spending and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our product and services and increased credit losses.
Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels.

Forward-looking statements speak only as of the date they are made and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's quarterly report on Form 10Q for the quarter ended September 30, 2002 and particularly the section of management's discussion and analysis there entitled, cautionary statement for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Thank you again for your participation. You may now disconnect.
END

QuickLinks

CITY NATIONAL CORPORATION TRANSCRIPT OF JANUARY 14, 2003 CONFERENCE CALL WITH ANALYSTS AND INVESTORS TO DISCUSS RESULTS FOR THE FOURTH QUARTER AND YEAR-2002